Exhibit 99.1

March 14, 2011	Contact:
FOR IMMEDIATE RELEASE	WaferGen
510-651-4450

Don Huffman, CFO don.huffman@wafergen.com Joyce Strand joyce.strand@wafergen.com

WaferGen Reports Fourth Quarter and Full Year 2010 Financial Results

Fremont, Calif., March 14, 2011 -- WaferGen Bio-systems, Inc. (OTCBB:WGBS), a leading developer of state-of-the-art genomic analysis systems, today reported financial results for the three months and year ended December 31, 2010.

“We were pleased to see strong revenue growth in 2010 to a total of $2.2 million for the year.   This revenue exceeded our guidance of $1.5 to $2 million for the year,” said Alnoor Shivji, Chairman and CEO.   “We have made great progress over the past year to position the SmartChip System as the product of choice for genomic analysis in high-growth markets such as next-generation sequencing.  We launched the 5,184 (5K) nanowell system in August 2010, and have subsequently added additional products to broaden the platform’s applicability.  We have enhanced our distribution capability to Europe, Japan and China and grown our Management team, Board of Directors and Scientific Advisory Board to sustain our growth.  We anticipate that 2011 will be a year of strong growth and broader commercial adoption for the company, with new products, applications and additional customers.”

Revenue
Revenue for the fourth quarter ended December 31, 2010, grew to $712,000 compared to $190,000 for the fourth quarter ended December 31, 2009.   Revenue for the 12 months ended December 31, 2010, grew to $2.2 million compared to $379,000 for the 12 months ended December 31, 2009.  The majority of the revenue was from sales of a combination of one or more of WaferGen’s SmartChip Systems, SmartChip Panels (disposable gene chips) and/or SmartChip Gene Expression Profiling Services.

The 2010 revenue growth is primarily the result of favorable market acceptance of the Company’s SmartChip Real-Time PCR System, launched in August 2010.  By the end of 2010, WaferGen had a total of 27 customers and/or collaborators, primarily leading academic institutions, that have purchased or used SmartChip products and/or services in their research projects.  The Company sold 9 SmartChip Systems to customers in the United States, Europe and the Far East.

Net Income/Loss
WaferGen reported a net loss of $3.1 million, or $(0.08) per share (basic and diluted), for the fourth quarter of 2010 compared to a net loss of $3.0 million or $(0.10) per share (basic and diluted), for the same period in 2009.  The company reported a net loss of $12.1 million, or $(0.35) per share (basic and diluted), for the year ended December 31, 2010, compared to a net loss of $10.6 million, or $(0.39) per share (basic and diluted), from 2009.

The net loss for the three months and year ended December 31, 2010 increased primarily due to higher operating expenses associated with the commercialization of the SmartChip System.  Operating expenses were $4.0 million for the three months ended December 31, 2010 compared to $3.1 million in the same period of 2009; and were $13.9 million for 2010 compared to $10.1 million for 2009.

Net loss for the three and 12 months ended December 31, 2010, was impacted by warrant derivative revaluations.  Net gains from warrant derivative revaluations for the three months ended December 31, 2010, were $541,000, compared to a net loss of $64,000 for the three months ended December 31, 2009; and a net gain for the 12 months ended December 31, 2010, of $555,000 compared to a net loss of $564,000 for 2009.  These non-cash losses and gains are attributed to revaluations of outstanding warrants and result primarily from a fluctuation in the company’s stock price in the period – an increase in company stock price results in losses and vice versa.

Operating Expenses
For the three months ended December 31, 2010, research and development expenses decreased to $1.6 million as compared to $1.7 million for the three months ended December 31, 2009.  For the 12 months ended December 31, 2010, research and development expenses increased to $6.7 million, as compared to $5.1 million for 2009.  The increase in research and development expenses for the 12 months ended December 31, 2010, occurred primarily from expenses associated with the development of SmartChip products and services.

For the three months ended December 31, 2010, sales and marketing expenses increased to $694,000, as compared to $149,000 for the three months ended December 31, 2009.  For the 12 months ended December 31, 2010, sales and marketing expenses increased to $2.1 million, as compared to $601,000 for 2009.  The increase in sales and marketing expenses in both the fourth quarter and 12 months ended December 31, 2010, resulted primarily from additional staff and promotional activities in conjunction with the commercialization and sales of SmartChip Systems and services.

For the three months ended December 31, 2010, general and administrative expenses increased to $1.6 million, as compared to $1.2 million for the three months ended December 31, 2009.  For the 12 months ended December 31, 2010, general and administrative expenses increased to $5.1 million as compared to $4.4 million for 2009.  General and administrative expenses increased due primarily to additional staff and consulting expenses.

Assets
WaferGen ended 2010 with $2.2 million in unrestricted cash and cash equivalents, and $4.3 million of total current assets.  These figures do not include $5 million in proceeds from the financing with a strategic investor, Malaysian Technology Development Corporation Sdn. Bhd. that was announced in December 2010 and funded in 2011.  The company ended 2009 with approximately $6.4 million in total current assets, including $6.0 million in cash and cash equivalents.

About WaferGen and the SmartChip Real-Time PCR System
WaferGen Biosystems, Inc. is a leader in the development, manufacture and sale of state-of-the-art systems for genomic analysis for the life science and pharmaceutical industries.  The company currently offers the breakthrough SmartChip Real-Time PCR system, the next-generation Real-Time PCR system for discovery and validation of biomarkers, or gene expression patterns, on a single platform. The company believes that the SmartChip system is ideal for researchers seeking to confirm discoveries made with the growing use of next-generation sequencing.  In addition, the high throughput capabilities of the SmartChip system enable researchers to extend their research across large panels of genes, and hundreds of samples, at a very reasonable cost.

Combined with next-generation chemistry and optimized assays being developed by WaferGen under the guidance of David Gelfand, Ph.D., Chief Scientific Officer and one of the pioneers of PCR, the SmartChip system is designed to provide accurate, highly sensitive and high-throughput gene expression profiling capabilities to researchers, clinicians and pharmaceutical companies.

In addition, the company offers an innovative fee-based service for gene-expression profiling using the SmartChip System.  For additional information, please see http://www.wafergen.com.

Forward-Looking Statements
This press release contains certain "forward-looking statements".  Such statements include statements relating to the expected benefits and advantages of the SmartChip service for gene-expression research, the expected benefits and advantages of the SmartChip technology to other applications, the expected throughput levels of the SmartChip Real-Time PCR System, the expected growth in the adoption of the company’s products in 2011, the expected introduction of new products and applications by the company in 2011, the expected addition of new customers in 2011, and other statements relating to future events or to the company’s future financial performance and are not historical facts, including statements which may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words.

Forward-looking statements are not guarantees of future performance, are based on certain assumptions, and are subject to various known and unknown risks and uncertainties, many of which are beyond the control of the company.  Actual results may differ materially from the expectations contained in the forward-looking statements.  Factors that may cause such differences include the risks that: (i) the company may be unsuccessful in commercially developing its products or in achieving market acceptance of new and relatively unproven technologies; (ii) the company will need to raise additional capital to meet its business requirements in the future and the company may not be able to do so on reasonable terms or at all; (iii) the company’s proprietary intellectual property rights may not adequately protect its products and technologies; and (iv) the company expects intense competition in its target markets, including from companies that have much greater resources than the company, and there can be no assurance that the company will be able to compete effectively.  More detailed information about the company and the risk factors that may affect the realization of forward-looking statements is set forth in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2009 and the most recent Form 10-Q.  Investors and security holders are urged to read these documents free of charge on the SEC’s web site at www.sec.gov.  The company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.
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Consolidated Balance Sheets

	December 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$2,209,941	$5,953,639
Restricted cash	100,651	––
Accounts receivable	778,769	258,855
Inventories, net	1,024,250	39,970
Prepaid expenses and other current assets	176,259	138,712

Total current assets	4,289,870	6,391,176

Property and equipment, net	1,191,840	441,996
Other assets	334,855	57,982

Total assets	$5,816,565	$6,891,154

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$1,196,861	$1,240,397
Accrued rent	98,057	10,493
Accrued payroll	268,686	241,586
Accrued severance pay	18,260	371,596
Accrued vacation	153,155	117,619
Deferred revenue	25,000	––
Warranty reserve	36,850	––
Accrued other expenses	293,590	157,699
Current portion of long-term debt	419,384	21,663

Total current liabilities	2,509,843	2,161,053

Long-term debt, net of current portion	1,589,468	8,852

Put option derivative liability	194,088	—

Warrant derivative liability	2,240,962	2,778,191

Redeemable convertible preference shares in subsidiary	3,337,476	3,290,994

Commitments and contingencies	—	—

Stockholders’ equity (deficit):
Preferred Stock, $0.001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common Stock: $0.001 par value; 300,000,000 shares authorized; 41,175,464 and 33,387,857 shares issued and outstanding at December 31, 2010 and December 31, 2009	41,175	33,388
Additional paid-in capital	38,881,075	29,017,578
Deficit accumulated during the development stage	(43,265,399)	(30,462,283)
Accumulated other comprehensive income	287,877	63,381

Total stockholders’ equity (deficit)	(4,055,272)	(1,347,936)

	$5,816,565	$6,891,154

Consolidated Statements of Operations

					Period From
	Three Months Ended		Year Ended		October 22, 2002 (Inception) to
	December 31,		December 31,		December 31,
	2010	2009	2010	2009	2010

Revenue	$712,369	$189,757	$2,167,289	$379,373	$3,462,796

Cost of revenue	278,270	56,380	862,066	263,041	1,467,006

Gross margin	434,099	133,377	1,305,223	116,332	1,995,790

Operating expenses:
Sales and marketing	694,340	149,004	2,072,611	601,245	4,854,870
Research and development	1,628,262	1,700,458	6,714,340	5,142,083	22,552,813
General and administrative	1,645,070	1,213,065	5,097,797	4,383,082	16,871,033

Total operating expenses	3,967,672	3,062,527	13,884,748	10,126,410	44,278,716

Operating loss	(3,533,573)	(2,929,150)	(12,579,525)	(10,010,078)	(42,257,926)

Other income and (expenses):
Interest income	2,464	4,701	17,536	14,493	277,394
Interest expense	(29,375)	(2,375)	(31,329)	(9,570)	(352,783)
Unrealized gain (loss) on fair value of put option, net	(35,906)	––	88,567	—	88,567
Unrealized gain (loss) on fair value of warrants, net	540,618	(63,739)	555,144	(564,122)	(8,978)
Miscellaneous expense	(2,077)	(16,727)	(137,774)	(51,211)	(267,489)

Total other income and (expenses)	475,724	(78,140)	492,144	(610,410)	(263,289)

Net loss before provision for income taxes	(3,057,849)	(3,007,290)	(12,087,381)	(10,620,488)	(42,546,215)

Provision for income taxes	—	—	—	—	—

Net loss	(3,057,849)	(3,007,290)	(12,087,381)	(10,620,488)	(42,546,215)

Cumulative effect of reclassification of warrants	—	—	—	—	368,627
Accretion on Redeemable Convertible Preference Shares in subsidiary associated with premium	(63,484)	(63,070)	(286,948)	(178,162)	(503,026)
Accretion on Redeemable Convertible Preference Shares in subsidiary associated with beneficial conversion feature	––	––	(428,787)	—	(428,787)
Accretion on Series B Preferred Stock	—	—	—	—	(155,998)

Net loss attributable to common stockholders	$(3,121,333)	$(3,070,360)	$(12,803,116)	$(10,798,650)	$(43,265,399)

Net loss per share – basic and diluted	$(0.08)	$(0.10)	$(0.35)	$(0.39)

Shares used to compute net loss per share - basic and diluted	40,967,780	30,321,727	37,070,406	27,378,293